Exhibit 99.1

HAMPSHIRE ANNOUNCES PROTOCOL
FOR INVESTORS TO PROTECT VALUABLE TAX ASSETS

New York, NY, March 15, 2013 -- Hampshire Group, Limited (OTC Markets: HAMP) informs current and prospective investors that the Company is approaching a triggering event as defined by Section 382 of the Internal Revenue Code of 1986 (“IRC Section 382”). Under IRC Section 382, the use of the Company's net operating loss and other carryforwards would be significantly limited in the event of an "ownership change," which is defined as a cumulative change of more than 50% during any three-year period by shareholders of the Company's common stock.

This event can be triggered by any current or future shareholder who purchases or sells any amount of shares, prior to August 31, 2014, that would create an “ownership shift” significant enough to trigger the IRC Section 382 limit. Before this date, even small fluctuations in the ownership of shareholders owning 5% or more of the Company’s stock, or new shareholders acquiring 5% or more of the Company’s stock, could trigger the IRC Section 382 limit. Provided there has not been an “ownership change” before August 31, 2014, the consequences of such actions will be less critical to the Company.

At December 31, 2012, Hampshire Group had total federal and state net operating loss carryforwards of approximately $122.1 million and unless otherwise restricted, the Company may utilize these tax attributes to offset future U.S. and state taxable income. If the Section 382 limitation is triggered, this may dramatically decrease the after-tax cash flow generated from Company profits.

Any shareholder or prospective shareholder who may be close to crossing the 5% threshold or any current 5% or more shareholder is urged to contact Hampshire Group at investors@hamp.com or the Company’s Chief Financial Officer, Maura Langley, at (864) 622-0822 prior to consummating such trades, to further discuss the implications of such actions to the Company’s net operating loss carryforwards.

About Hampshire Group

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiaries, Hampshire Brands, Inc., Rio Garment S.A. and scott james, LLC, is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children. The Company also offers a full sportswear collection for men through the scott james® brand that is sold primarily at upscale department and specialty stores and online at www.scottjamesonline.com.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: A prolonged period of depressed consumer spending; use of foreign suppliers for raw materials and manufacture of our products including a manufacturing facility based in Honduras; lack of an established public trading market for our common stock; decreases in business from or the loss of any one of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss of or inability to renew certain licenses; change in consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers; failure of our manufacturers to use acceptable ethical business practices; failure to deliver quality products in a timely manner; problems with our distribution system and our ability to deliver products; labor disruptions at ports, our suppliers, manufacturers or distribution facilities; failure, inadequacy, interruption or security lapse of our information technology; failure to compete successfully in a highly competitive and fragmented industry; challenges integrating any business we have acquired or may acquire; potential impairment of acquired intangible assets; unanticipated expenses beyond the amount reserved on our balance sheet or unanticipated cash payments related to the ultimate resolution of income and other possible tax liabilities; significant adverse changes to international trade regulations; loss of certain key personnel which could negatively impact our ability to manage our business; our stockholders’ rights plan potentially adversely affecting existing stockholders; risks related to the global economic, political and social conditions; fluctuation in the price of raw materials adversely affecting our results of operations; and energy and fuel costs are subject to adverse fluctuations and volatility.

CONTACTS

Investors:

MBS Value Partners

Gentra Cartwright/Betsy Brod

(212) 750-5800